Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-158387 on Form S-3 of our reports dated February 17, 2011, relating to the consolidated financial statements of Oncor Electric Delivery Company LLC and subsidiary, and the effectiveness of Oncor Electric Delivery Company LLC and subsidiary’s internal control over financial reporting, included in the Annual Report on Form 10-K of Oncor Electric Delivery Company LLC for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 10, 2011